Exhibit 99.3
VISTACARE, #11077505
VISTACARE FISCAL Q4 2006 CALL
December 14, 2006, 4:30 PM ET
Chairperson: Jenifer Kirtland

Operator:	Good afternoon ladies and gentlemen and welcome to the VistaCare Fiscal Quarter Four 2006 Conference Call. At this time, all participants are in a listen-only mode. And following today’s presentation, instructions will be given for the question and answer session. If anyone needs operator assistance at any time during the conference, please press the star, followed by the zero. As a reminder, this conference is being recorded Thursday, December14th of 2006. I would now like to turn the conference over to Jenifer Kirtland with EVC Group. Please go ahead ma’am.

Jenifer Kirtland:	Thank you. Good afternoon everyone. Thank you for joining us for VistaCare’s conference call and webcast to review financial results for the fiscal fourth quarter, which ended September 30, 2006.

Before we begin, please note that we’ve arranged for a taped replay of this call which may be accessed by telephone. This replay will take effect approximately one hour after the call’s conclusion and will remain available until Thursday, December 21st at midnight Eastern Time. The dial-in number to access the replay is 800-405-2236 or for international callers, 303-590-3000. The pass code required to access the call regardless of the number you have dialed in on is 11077505#. In addition, this call is being webcast live with a replay also available. To access the webcast, go to VistaCare’s website at vistacare.com.

Before we begin, during the course of this conference call the company will make projections or forward-looking statements regarding future events or the company’s beliefs about its operational outlook for fiscal 2007. We wish to caution you that such statements are just projections that involve risks and uncertainties. Actual results may differ materially.

Factors that may affect actual results are contained in the company’s filings with the SEC including Form 10-K for the fiscal year ended September 30, 2006. In addition, the factors underlying the company’s forecast are dynamic and are subject to change. And therefore, these forecasts speak only as of the dates they are given. The company does not undertake to update them. However, they may do so from time to time. And if they so choose, they will disseminate to the public.

Now, I’d like to turn the call over to Rick Slager, Chairman and Chief Executive Officer of VistaCare.

Rick Slager:	Thanks Jenifer. Good afternoon everyone again. Thanks for joining us this afternoon. With me today is Henry Hirvela, our Chief Financial Officer.

By now you have probably seen our fiscal fourth quarter results. Revenues for the quarter was $60.5 million, 12% higher than the fourth quarter of fiscal 2005. We did post a net loss of $10.9 million or $0.66 per share. The net loss includes several one-time items including an $8.3 million reserve against our deferred tax asset balance which affected the tax line in our income statement.

While Henry’s going to provide more detail on how we came to determine the need to establish this reserve, I’d like to say up front that establishing this reserve was all about strictly complying with FASB 109. And taking this reserve does not reflect management or the board’s belief about our ability to return to profitability. We strongly believe that we will be profitable in fiscal 2007.

We made progress on a number of fronts during the year. One of the most important has been the recertification of our programs in Indianapolis and Terre Haute. Since the receipt of our new provider numbers in Indiana in March, these programs have been steadily regaining and growing patient census. During the fiscal fourth quarter in Indiana’s five programs, we had an average daily census or ADC of approximately 466 up from fiscal third quarter ADC of 436. While fiscal 2006 ADC was down 3%, it is important to note that ADC in fiscal 2006, excluding the Indiana programs, was up 2%.

During the year we significantly reduced our Cap liability. Our success was based on a number of strategies employed over the past couple of years including better balance of patient mix on a program basis, implementation of leap frog sites and development of IPUs.

As you may recall, we originally expected fiscal 2006 Cap expense to be between $4 and $5 million. Our actual Medicare Cap expense for fiscal 2006 was $6.8 million, of which only $5.7 million was attributable to the fiscal 2006 Medicare Cap year. The $5.7 million of Cap expense included $500,000 of expense recorded in the fourth quarter resulting from our review of the 2005 Medicare assessment letters received in September and assessing the impact of the 2005 assessments on our estimated 2006 accrual.

Even with this $500,000 additional expense, an apples-to-apples comparison to fiscal 2005 Cap expense shows that we reduced our Cap expense by 35%. The total recorded expense for fiscal 2006 was $6.8 million and this amount includes $1.1 million in additional Medicare Cap assessments for 2003, ‘04, and ‘05 implemented by our fiscal intermediary and dealing with prorations.

Managing Cap remains a top priority of the company and we expect to continue to further improve our Cap management performance in fiscal 2007.

Another major achievement during the year was the strengthening of the management team, both at the executive levels and throughout the organization. We hired four new senior executives including our Chief Medical Officer, Chief Marketing Officer, Vice President of Sales and Business Development, and Chief Financial Officer. Our mid level management team has never been stronger. This team has the experience and capability to execute on our strategy to grow admissions, increase revenue, and successfully manage the business to improve profitability.

Finally, we took a hard look at the profitability and potential of some of our sites and made some hard decisions. We consolidated programs in Utah. We closed our program in Seymour, Indiana, and we sold our program in Cincinnati, Ohio. The sale closed in October and we will recognize the gain on sale in the first quarter of fiscal 2007.

Looking ahead and having reassumed my role in the day-to-day operations of the company, we are bringing a higher sense of urgency to moving all of our programs to acceptable levels of financial performance. Those programs that fail to improve performance will be evaluated for consolidation into other VistaCare programs, sale, or closure.

While we have made good progress in fiscal 2006, it is not enough. As a result, the company has developed an aggressive action plan which was incorporated in our fiscal 2007 budget completed in September. The goal of the plan is to return VistaCare to solid profitability in fiscal 2007 and set the stage for the company to generate industry-leading financial performance.

To get there, we will be focusing on key markets around the country that we have identified as having the characteristics to produce revenue growth and profits that are above the industry norms. These characteristics include critical mass, favorable demographics, low hospice utilization, and little or no potential for Cap exposure, among others. In addition, all of our remaining programs will be focused on maximizing growth within their markets and improving operating efficiencies and profitability.

Those programs that fail to improve performance will be evaluated as I stated before. The bottom line is that all of our programs must produce a solid return and contribute to the company’s overall growth and profitability.

We also focused on additional cost reduction measures as part of our 2007 budgets. We have targeted a decrease in SG&A expense of $9 to $10 million in 2007 compared with fiscal 2006 primarily coming through headcount reductions. We’ve begun driving the company to improve accountability and efficiencies.

Our goals are to better align our infrastructure to support the company’s growth and profitability. At the program level, we will be enforcing strict discipline on the operating model and managing to our established benchmarks. We must contain labor and all other costs. We are driving accountability and efficiencies throughout the company.

Finally, during fiscal 2007 budgeting process, we also have better aligned our performance incentives to reward and recognize achievements of our three primary goals: industry-leading revenue growth, quality of care, and profitability. We’ve implemented this incentive plan and expect to begin generating results from it in the second quarter of fiscal 2007.

At this time, I’d like to turn the call over to Henry Hirvela. Henry?

Henry Hirvela:	Thanks Rick and good afternoon everyone. As Rick mentioned, while the company generated increased revenue and gross profit in the fiscal fourth quarter, our total Medicare cap and patient care and SG&A expenses were higher than we anticipated. And I think it’s fair to say we were all very disappointed with the overall performance.

Gross revenue for the fiscal fourth quarter increased 5% to $63.5 million from $60.7 million in the fiscal third quarter. The increase in gross revenue was driven by a 4% higher financial days and higher reimbursement rates. The reimbursement rates were higher as a result of an improvement in the level of patient care mix.

Net revenue was $60.5 million, an increase of 1% from fiscal third quarter. Net revenue for the fiscal fourth quarter was impacted by a $2.1 million increase in Cap expense offset by a $500,000 reduction in allowance for denials.

Patient care expense increased 8% from the fiscal third quarter, largely due to an increase in salary, employee benefit, and workers’ comp expenses.

SG&A expense was 7% above the fiscal third quarter, primarily due to higher workers’ comp and employee benefit expense, the settlement of a recently raised billing dispute dating back to 1999 with Medicaid in the state of Georgia, severance pay for a former executive and IT consulting expense.

Stock-based compensation was approximately $500,000 in the fourth quarter and $2.4 million for the year.

The operating loss in the fourth quarter was $4.6 million compared with $196,000 operating loss in the third quarter, a result of slightly higher net revenues offset by increased patient care and SG&A expense.

During the fourth quarter, the company assessed the recoverability of its deferred tax asset of $9.3 million. As a result of that review, under FAS 109, we were required to establish a valuation allowance of $8.3 million. This $8.3 million non-cash valuation allowance had a significant negative impact on our reported results for the fourth quarter.

We reported a net loss of $10.9 million or $0.66 a share. Excluding the deferred tax valuation allowance, our net loss was $2.7 million or $0.16 a share.

Before we leave the P&L, I would like to just put the fourth quarter in perspective compared with the financial progress that we’ve made overall during fiscal 2006. 2006 net revenues were $236 million, 5% higher than fiscal 2005. Gross profit increased 6% and our Cap expense decreased 43% compared to fiscal 2005.

We ended fiscal 2006 with $40.7 million in cash and short-term investments compared with $44.5 million at the end of 2005. In addition, we generated approximately $5.6 million in from cash from operations prior to repaying a total of $15 million in Cap payments during the fiscal year.

Finally, we had no debt outstanding at the end of the fiscal year.

And with that, I’d like to turn the call back to Rick.

Rick Slager:	Thanks Henry. To summarize, we made progress in fiscal 2006 but certainly it was not nearly enough to drive the revenue growth and generate the sustained profits that this company is very capable of doing.

We have a credible plan in place, a plan of action that has begun and we are beginning to execute. While we work ahead and have a tremendous amount of work ahead of us, we are committed and confident that our operations will begin to show significant improvement beginning in the second quarter of fiscal 2007. And we are targeting profitability for the full fiscal year 2007.

Now Henry and I would be happy to take your questions. So operator, if you’d please open up for— the call for Q&A.

Operator:	Thank you sir. Ladies and gentlemen, at this time, we will begin the question and answer session. If you have a question, please press the star, followed by the one on your pushbutton phone. If you would like to decline from the polling process, please press the star, followed by the two. You will hear a three-tone prompt acknowledging your selection and your questions will be polled in the order that they are received. If you are using speaker equipment, you will need to lift the handset before pressing the numbers. One moment please for the first question.

First question comes from the line of Ryan Daniels with William Blair. Please go ahead sir.

Ryan Daniels:	Yeah, good afternoon guys. Henry, quick question on some of the SG&A items during the quarter. Can you give us a little more delineation on, you know, what was the charge for the Medicaid dispute in Georgia? Maybe what were the severance expenses? Those two seem to be truly one-time during the quarter.

Henry Hirvela:	Yeah, sure. I would be glad to do that. We had a total, a net total of about $3.5 million, $3.6 million in non-recurring charges in the fourth quarter. Looking at the cost to settle the dispute with Georgia Medicaid that was $535,000. And this was a dispute that dates back to 1999 and 2000. And really came to our attention in the middle of last year, last fiscal year. So we’ve been working with them and frankly I think after we went through all of the discussions with the state, that the right thing to do for us was to settle it, which we did in the fourth quarter.

Ryan Daniels:	Okay.

Henry Hirvela:	In addition, we had as I said Medicare Cap expense in the quarter of $2.1 million in addition to the budgeted Cap expense of around $1.2 million, which would have taken us to the high end of our target accrual range for the year. The severance expense that was referenced was $350,000 in the quarter. The workers’ comp expense was about $900,000.

That was a significant item for us in that we’ve been watching the workers’ comp trend. It began trending up in the third quarter and increased more so in the fourth quarter. We are in the process of undertaking action to address that very proactively. We are going to be recruiting and shortly hiring a risk and safety manager and reevaluating the entire risk management and workers’ comp program.

And we had, as I mentioned before, a pickup— you know, our allowance for denials of about $500,000, which was associated with the normal year end closing and audit adjustment work.

Ryan Daniels:	Okay, great. That’s very helpful. And then I know last quarter you guys had talked about perhaps recapturing some of the revenue from your Indiana sites given the, I guess extension of the license to a later date. Did you guys actually pick that up during the quarter? And if so, is that in the revenue line or where would we see that?

Henry Hirvela:	Yes, that was picked up in the revenue line. It was about $800,000, mostly Medicare. There was a little bit of Indiana Medicaid, additional reimbursement. The reimbursement applied to an extension of the time period that we could bill for patient care reimbursement for our Terre Haute program. It was just for Terre Haute.

Ryan Daniels:	Fine.

Henry Hirvela:	We completed that billing exercise in August. And it was a total of just under $800,000.

Ryan Daniels:	Okay and then two more quick ones and I’ll hop off. Just looking at Cincinnati, can you give us a feel for the ADC, which will be lost via the sale of that program?

Rick Slager:	The ADC Ryan when it was let go, was about 45.

Ryan Daniels:	Okay. And then last one I had, in the past couple quarters, a helpful metric for us to gauge progress has been either the size of your programs by ADC, kind of the under 60, 60 to 100. Do you have a breakdown of that available you could share?

Henry Hirvela:	Yeah, it’s in the 10-K. We just filed the 10-K a little while ago. I think it probably went out 15, 20 minutes ago. So it should be coming up on Edgar here shortly.

Ryan Daniels:	Okay.

Henry Hirvela:	But let me just go ahead and give you a quick breakdown on that. ADC by program, ADC 0 to 60 at fiscal year end, 23; ADC 61 to 100 program count, 16; ADC 100 to 200 program count, 13; and ADC programs with ADC in excess of 200 were 4.

Ryan Daniels:	Okay. Great. Thanks for that.

Rick Slager:	Thanks Ryan.

Operator:	Thank you sir. The next question comes from the line of Kemp Dolliver with Cowen and Company. Please go ahead.

Kemp Dolliver:	Hi, thanks. A couple of detail questions. What was the days of care in the quarter?

Rick Slager:	The days of care for the fourth quarter were 483,292.

Kemp Dolliver:	Okay, great. With regard to the restructuring plan, could you talk about any information you have with regard to likely cash outlays related to it?

And then for programs that you are evaluating, you know, what’s the timetable for making a decision?

Henry Hirvela:	Kemp, this is Henry. We have, as part of the budgeting process, identified the areas where we are going to realize the cost reductions. And we do have a list of programs that we are more intensively evaluating. I think at this point we’re not ready to give you an indication of what the restructuring charge will be. I think when we get to the appropriate point, we will share that with you. But I think we need to work the numbers a little bit more before we come back to you.

But the budget exercise this year was a very thorough and complete exercise. And we do have the information and the action that we’re taking as Rick mentioned before is really part of that process that began back in August and we wrapped up early October.

Rick Slager:	The bulk of those charges Kemp will take place in the second quarter. There will be some that we will recognize here in the first quarter, which obviously we’ll be talking about fairly soon. But the bulk of them will occur in the second quarter.

Kemp Dolliver:	Okay, and is this a program where, you know, particularly as it relates to evaluating sites that, you know, whatever decisions you make, you know, which I guess would be in the first or second quarters, was, you know, essentially be, you know, be the plan as you foresee it for now or will there— yeah, I guess what I’m trying to determine is how much, is this going to be the, you know, the bullet or there is more likely to dribble out over time, based on your current thinking?

Rick Slager:	Now it’s, Kemp it is to be— I guess the bullet is maybe the better answer. The, it is— as Henry said, we’ve identified those places that we need to move forward. And I see it taking place fairly, fairly rapidly over the course of the next two to three months.

Kemp Dolliver:	Okay. And with, do you have any expansion sites in the works right now?

Rick Slager:	We do and we do in markets that we have seen and continue to show real upside. Doing it a little differently than we had done it in the past, in terms of leap frog. We think we’ve found a little bit better way to go forward with it, so it’s less costly to the host sites or the sites within the communities in which we’re expanding.

But at this point in time, we really don’t want to get into where. But we are definitely going to be looking at some of the growth areas. We’ve identified about 15 of our locations that we believe have great growth potential. And we are really going to emphasize over the course of the next couple of years, the opportunity to grow in those areas which will result in some additional sites coming out of those areas.

Kemp Dolliver:	But no hard number in terms of openings you expect for ’07?

Rick Slager:	Not at this point. I would expect that we’ll have one or two in the next quarter. And then from there it’ll probably continue at that kind of a pace.

Kemp Dolliver:	Great. Thank you very much.

Rick Slager:	Thanks.

Operator:	Thank you sir. The next question comes from Kevin Fischbeck with Lehman Brothers. Please go ahead sir.

Kevin Fischbeck:	Okay, good afternoon. I guess you mentioned that you have 15 sites with great growth potential. On the other side, how many sites are you looking at right now as kind of ones that are, you know, potentially going to be under performing and kind of require a little bit more review about what you want to do with them over time?

Rick Slager:	Well I would say I’ve got about a handful, five to ten sites that I’m really, we’re looking at really hard as to what the best way to handle those. There are certainly a number of, you know, we have found that we are able to operate sites that are smaller very effectively and efficiently if done correctly. And those sites are going to have to fall in line with the benchmarks that we’ve established. And once falling in line with the benchmarks, there’s no reason given to do anything other than to allow them to continue to operate and serve the communities in which they’re in.

But we’re going to be very closely watching that they stay within the benchmarks. We historically, as we’ve talked about in the past, had a growth mentality where we in essence have allowed our sites to preplan their growth, which means really hire ahead most of the growth. And certainly after this last couple of quarters and last year, year and a half, that’s not going to be the case anymore.

We’ve identified those sites that we really think have great growth potential and we’re going to invest our resources in those. The sites that are basically fairly stable and yet maintain a certain census and they need to be operated effectively and efficiently, those can be 60 census sites. We have a number of them that are very effective and very efficient at 60. But we’ve got to get them all at that— those types of numbers.

Henry Hirvela:	I would also add I think that we’re really looking much more carefully at the margin and the margin potential for programs. It is not so much in the case of the bulk of the programs, so much a growth to try and achieve a higher level of profitability, but an improvement in the operating efficiency, meaning that we carefully manage our costs while we deliver high quality patient care. So it is a mix of taking advantage of growth as I see it in markets where the growth opportunities are abundant. And then maximizing the cash flow and margin in those markets where that can be done. And the markets where it’s problematic, taking a really long, hard serious look at what do we do.

Kevin Fischbeck:	I guess this is kind of interesting commentary. I don’t really remember hearing too many companies talk about it this way, but I think it makes more sense. I mean it sounds to me like you kind of think the industry is maturing a little bit and there’s going to be a situation where you have certain markets that are going to grow quickly and certain markets that are going to be growing more kind of with population growth and they kind of require two different, you know, game plans as to how to deal with them. Is— am I interpreting your—?

Rick Slager:	You are— you are interpreting them. I mean if you take a look at the marketplace Kevin, we’ve had literally in the last five or six months, we’ve had over 500 new providers come into those markets, most of those small providers, but still competitors nonetheless. We’re up to 4,100 providers that are— have entered the hospice market. And that’s not to say that given our size and scale and cash position and operating potential that we can’t continue to grow those sites.

But there are some locations, as I said, we’ve identified 15 that we have great growth potential in and market share and presence and the ability and rather than as we have historically done it, looked at growth across the board and looked to all of our sites to contribute fairly evenly, we’re going to be focusing much more heavily on the— in what we’re calling our growth market sites.

And then taking those other sites that have historically been good— they’ve been good providers of service, but say, you know what, the growth hasn’t come and if we don’t see the growth coming, then let’s maximize their effectiveness and efficiencies in the communities and their margins and returns while maintaining the quality standards that we have historically held by.

Kevin Fischbeck:	Okay. And I guess to confirm something, the amount of SG&A cost savings you said, you’re supposed to be getting to as ’07, was the $9 million?

Rick Slager:	$9 to $10 million.

Kevin Fischbeck:	$9 to $10 million.

Rick Slager:	Yes.

Kevin Fischbeck:	And what does that number off of? Is that off of your reported GAAP number? Cause I think you know this quarter you kind of outlined like a

$1.8 million in your SG&A that you thought was kind of unusual. I think last quarter there was another like $0.9 million. So is it including that almost $3 million?

Henry Hirvela:	Basically what we are measuring it off of is the $84.2 million SG&A expense we reported for the entire fiscal year.

Kevin Fischbeck:	Okay, okay. So probably, you kind of thought there was probably $4 million anyway of unusual and we’re going to see a $6 million kind of reduction—?

Henry Hirvela:	No I wouldn’t put the unusual. I wish I could say that, you know, Cap expense and sort of the variations that we have to live with when we get the assessment letters in from the fiscal intermediary were non-reoccurring. But you know we’ve had a— everyone has had three or four years where we do the best we can to estimate and accrue to a number that can be a plus or minus. And usually it’s a minus and incurs more expense.

So I would put the number at non-reoccurring more in the $2 million range. So I think it’s fair if you want to adjust the $84.2 million down a million and a half or so to $2 million. I guess that’s probably okay. But we’re marking it off of the reported SG&A expense in the 2006 year.

Kevin Fischbeck:	Okay. That makes sense. And I guess the last question, you know, in Medicare Cap, you know, was higher than you expected for the year. You know, excluding the prior year numbers. You know, I guess what caused the increase in Q4 compared to the run rate? And I think you said that you expect the number to come down off— in ‘07? Again is that, I guess that’s off of the $6.8 rather than the $5.7?

Henry Hirvela:	Yeah and the way I’d like— let me just talk a little bit about ‘06. The expense for the year was $6.8 million of which $1.1 million really applied to the Cap years 2003, 2004, and ‘05. And the bulk of that was ‘05. We received the ‘05 assessments on the anniversary of the ‘05 fiscal year in August and September.

We did a very intense analysis of those assessments. And it turned out that our proration factor for first-time and subsequent admits was slightly understated. We went through and analyzed each one of the adjustments and concurred with the assessments that we received from Palmetto.

We subsequently went back and looked at 2006 since we were in the process of closing the books on 2006 and finalizing our Cap calculations for the 2006 fiscal year. And we took the pro-rations that the increase slightly increased proration factors that fell out of the 2005 analysis and applied those to 2006. So that was the main reason why Cap expense was a little bit higher than what we had anticipated.

But basically prior to the 2000— and we didn’t have that information until after we got the final assessment letters at the end of September. Prior to that, our Cap expense was right on top of the estimate of the $4 to $5 million estimate. I think we were over, you know, $100,000, $200,000, but we were basically on the estimate.

Rick Slager:	Let me— let me kind of talk about this for a minute, cause it’s an interesting dynamic that’s happened to the industry with the Cap. And I had just— I have just been appointed by the NHPCO to head up a Cap Committee to, you know, this is really now gotten the attention of CMS.

But what’s happened is we have a fiscal intermediary, there are four of them. But we have one that’s been fairly aggressive on looking at Cap. It happens to be ours. They’ve also taken a look at this proration. And to my knowledge, are the only one of the fiscal intermediaries that actually is doing a proration.

And I bring this up because the interesting piece of this is that it’s a piece that’s very difficult to calculate, almost impossible. And what’s happened with all the new providers that have come into the industry, what is happening is as a company like ours, VITAS, Odyssey, others, find that a patient is no longer eligible. And there are live discharges. What often happens is within a day or two of the discharge, they end up in another hospice under their care, at which point the proration begins. And that proration then comes back and is— like I said, almost impossible to calculate, almost impossible to figure out.

And in these assessment letters, we got in August and September, basically they were going back to ‘03, ‘04 and ‘05 on prorations. So it’s a very aggressive stance and quite honestly something that is going to be evaluated and looked at here. But it is going to affect everyone in the industry.

Kevin Fischbeck:	Actually that’s an interesting point. I said that my last question was my last question, but since you brought this up. I mean is this just a function of length of stays getting longer? And you know as length of stays get longer, you’re almost by definition going to have more people who are live discharges and then potentially readmitted later down the road? So I mean is it, is your proration almost by definition as the industry length stay gets longer, probably also going to continue to deteriorate over time?

Rick Slager:	Well certainly as the entire industry is seeing fewer and fewer percentage, lower percentage of oncology and disease states that are harder to predict length of stay, certainly as the whole industry moves up in the average length of stay, the potential of this, because of the disease states, as I said, they’re harder to predict. There are the percentage of live discharges is increasing.

With the marketplace being as competitive as it is, you know, as I said, all of a sudden some, one program that determines an individual as being stabilized and no longer eligible, it’s been very interesting to watch how quickly they are swooped up by another agency within the marketplace. And that is creating a dynamic that is, that’s allowing at least one of the fiscal intermediaries to go back and collect more under the Cap.

Henry Hirvela:	It’s virtually impossible for us to track a live discharge patient and determine if and when they’re admitted into another hospice. It’s— the information is out there but it is virtually impossible to track. So we really don’t know until we get the assessment letters what the final proration is going to be. At least that was our experience this year.

Kevin Fischbeck:	Well [inaudible]. All right, thanks.

Rick Slager:	Thank you.

Operator:	Thank you sir. Once again, ladies and gentlemen if you’d like to ask a question, please press the star, followed by the one on your pushbutton phone. And if you’re using speaker equipment, you will need to lift the handset before doing so.

At this time, there are no further questions. Please go ahead.

Rick Slager:	Well again, we’ll be available following this call should you need to speak to Henry or myself. We appreciate all of you taking the time to be on this call.

As we stated throughout the call, we feel we have made some advancements, certainly not as far and as much as we need to. We are very focused on execution at this point in time.

We are excited about the fact that the management team that we have in place we feel is now the right management team to drive the results.

Indiana’s now a thing of the past. I just looked at the last three to four months, I think we had a 10% increase in census in those programs just in the last three to four months. So we are starting to see a nice little pick up there.

We do believe we have this Cap issue under control. The proration issue is something that we are addressing fairly quickly as we’ve brought it to the attention on the national level and we think that it will get focus and time and attention.

And it is interesting to note that it’s the first time CMS has realized or at least recognized the fact that this, the Cap formula probably is incorrect as a whole given the changing dynamic of the patient population. And at least are willing to sit down and have some serious discussion as to adjustments and changes. We think that bodes very well for a company like ours that is in a strong cash position with no debt and potential consolidation opportunities given the industry as more and more companies are falling into the Cap.

We have created a new sales and marketing focus. As we stated earlier, you will start to see the results of which here in the coming quarters focused very heavily on those growth markets where we feel that we have an excellent opportunity to really grow the base business. We’ll see that both through growth of the individual sites as well as potentially some additional sites that will spring up in those locations.

We have initiated a significant cost management program that will address the sites, which have been the bulk of the sites that have always been situated and prepared for growth. And now realizing that they probably won’t have the growth that they had anticipated and we need to right size them so that they are effective. Those that cannot be right sized and we understand that it’s time to let them go or find a way to consolidate them within other programs.

So I will tell you that we are focused on what needs to be focused. I do not see the real results of the turnaround occurring until the second half of the year as the first and second quarters will still have impact from the dynamics of the costs related to addressing a number of these issues.

But I feel very comfortable and confident that we will have a positive, profitable business by year end and for the year overall in ‘07. And we look forward to continuing to speak with you as we go forward and explain and talk about our progress.

So with that I thank you for being on the call. And we’ll talk again next month.

Operator:	Ladies and gentlemen, this concludes the VistaCare Fiscal Quarter Four 2006 Conference Call. If you would like to listen to a replay of today’s conference call, please dial toll free 1-800-405-2236 or dial 303-590-3000. The pass code for today’s conference call will be 11077505 followed by the pound sign. Once again if you’d like to listen to a replay of today’s conference, please dial toll free 1-800-405-2236 or 303-590-3000 with the pass code of 11077505, followed by the pound sign. You may now disconnect. Thank you very much for using ACT Teleconferencing.
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